UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/01/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 1, the Registrant entered into Subscription Agreements with certain "accredited investors" (each, an "Investor" and collectively, the "Investors"), as such term is defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the "Securities Act"), for the purchase and sale of approximately 6,996 common stock units ("Units"). Each full Unit will consist of 100 shares of the Registrant's common stock and a warrant ("Investor Warrant") to purchase up to 60 additional shares of the Registrant's common stock. The purchase price for each full Unit will be $3.12. The transaction is expected to close on July 5, 2011. Upon closing, the Registrant will receive gross proceeds of $2,182,601 and will issue 699,548 shares of common stock ("Shares") and Warrants entitling the Investors to purchase a maximum of 419,729 shares of the Registrant's common stock ("Investor Warrant Shares").

The Investor Warrants will have an exercise price of $3.85 per share, will not be exercisable for six months, have a five year term and contain standard anti-dilution provisions. The Investor Warrants will permit cashless excercise unless the resale of the shares underlying the Warrants have been registered under the Securities Act, in which case, they must be exercised for cash.

Upon closing, the Registrant will pay its placement agent (the "Placement Agent") a cash fee of $152,782 and will issue the placement agent a warrant to purchase up to 94,348 shares of common stock (the "Placement Agent Warrant") at an exercise price of $3.85 per share, for services rendered in connection with the transactions. The Placement Agent Warrant will not be exercisable for six months following the date of issuance, have a term of seven years, permit the holder to exercise on a cashless basis and contains standard anti-dilution provisions.

The Company, the Investors and the Placement Agent will also enter into a Registration Rights Agreement pursuant to which the Company will agree to file a registration statement within 30 calendar days of closing (the "Required Filing Date") to register the resale of the shares of common stock acquired by the Investors at closing, and to register the resale of the shares issuable upon exercise of the Investor Warrants and the Placement Agent Warrant. The Company will agree to use its best efforts to cause the registration statement to be declared effective within 60 days of the Required Filing Date (the "Required Effective Date"). In the event the Company fails to file the registration statement by the Required Filing Date, then the Company will be obligated to immediately pay the Investors as compensation for such delay an amount equal to 1.5% of the gross proceeds received from the offering of the Units. If the registration statement is not declared effective by the Required Effective Date, then the Company will be obligated to pay the Investors as compensation for such delay an amount equal to 1.5% of the gross proceeds for each 30-day period or portion thereof until the registration statement is declared effective; provided, however, the maximum aggregate amount that the Company will be obligated to pay the Investors under the Registration Rights Agreement cannot, under any circumstances, exceed 12% of the gross proceeds from the offering of the Units.

The Units, Shares, Investor Warrants, Investor Warrant Shares, Placement Agent Warrant and shares of common stock issuable upon exercise of the Placement Agent Warrant (collectively, the "Securities") have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or any applicable state securities laws.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Common Stock Units and the commom stock and Investor Warrants underlying such Common Stock Units and the Placement Agent Warrant will be issued to "accredited investors" in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act and similar exemptions under applicable state securities laws. The sale of the securities did not and will not involve a public offering and were and will be made without general solicitation or general advertising. The Investors and the Placement Agent represented that they are accredited investors, as that term is defined in Regulation D, and that they acquired the Securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: July 05, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer